Exhibit 99.1

For Immediate Release	Contact Information
October 6, 2003	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

TXCO to Webcast IPAA Investment Symposium Presentation

     SAN ANTONIO - October 6, 2003 - The Exploration Company (NASDAQ: TXCO) will update investors and analysts this week in a presentation at the Independent Petroleum Association of America's Oil & Gas Investment Symposium West, set for Oct. 6-8 in San Francisco. Roberto R. Thomae, vice president-capital markets, will review TXCO's drilling program and growth strategy in a session on Wednesday afternoon, Oct. 8.

     The 20-minute presentation will be webcast and is scheduled to start at 2:25 p.m., PDT (5:25 p.m., EDT). A link to the live presentation and a replay will be available on the Presentations page of the Investor Relations Section of TXCO's web site, www.txco.com. IPAA's first OGIS West, hosted at San Francisco's Palace Hotel, features oil service companies, private capital providers and leading exploration and production companies. It is modeled on the association's popular OGIS conference, held annually in New York.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to presentation times, acquisition and development of mineral interests or drilling locations. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

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